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                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES


SUBSIDIARY                             LOCATION              BUSINESS            DATE                 % OWNED
Research Engineers, Europe Ltd.        Bristol, UK           Software Sales      1986                  100%
Research Engineers, Pvt. Ltd.          Calcutta, India       Software Sales      1986                  100%
(renamed NetGuru Limited)
Research Engineers, GmbH               Herne, Germany        Software Sales      November, 1995*       100%
Research Engineers International       Singapore             Software Sales      April, 2001           100%
Pte. Ltd.
R-Cube Technologies, Inc.              Yorba Linda, CA       IT Services         February, 1999*       100%
PacSoft Incorporated                   Woodinville, WA       Software Sales      March, 1999*          100%
NetGuru Systems, Inc.                  Waltham, MA           IT Services         September, 1999*      100%
NetGuru Consulting, Inc.               Waltham, MA           IT Services         September, 1999*      100%
Allegria Software, Inc.                Yorba Linda, CA       Software Sales      April, 2000*          100%
NetGuru India Pvt. Ltd.                Calcutta, India       e-commerce          May, 2000*            100%
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* Acquired; balance of subsidiaries were created.
